EXHIBIT 99.1

MMC REPORTS FIRST QUARTER 2006 RESULTS

NEW YORK, NEW YORK, May 3, 2006—Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the quarter ended March 31, 2006. Consolidated revenues were $3 billion, a decline of 1 percent from the 2005 first quarter. Net income was $416 million, or $.75 per share, compared with $134 million, or $.25 per share, in 2005. Results from discontinued operations, net of tax, were $178 million, or $.32 per share, primarily from MMC's sale of its investment in Sedgwick Claims Management Services in January 2006. Income from continuing operations was $238 million, or $.43 per share, compared with $129 million, or $.24 per share, in the first quarter of 2005.

A number of noteworthy items affected first quarter results in both 2006 and 2005, as described in the attached supplemental schedules. First quarter 2006 noteworthy items include restructuring, legal and regulatory costs related to market service agreements, and other expenses totaling $63 million. Stock option expense, which is now included in the operating results of each segment, was $40 million. These noteworthy items and stock option expense reduced first quarter 2006 earnings per share from continuing operations by $.11. In the first quarter of 2005, similar noteworthy items reduced earnings per share from continuing operations by $.27.

Michael G. Cherkasky, president and chief executive officer of MMC, said: "For the last 18 months, questions in the marketplace have been whether and when Marsh would recover. We began to see positive signs of recovery in Marsh in the fourth quarter of 2005. In the first quarter, with increasing momentum, we saw revenue improvement with a significant increase in operating income. We are also seeing an increase in our new business opportunities, a high win rate in competitive situations, a return of previously lost business, and an increase in retained business. All of this points to better performance for Marsh in the future. Guy Carpenter, our reinsurance broking business, reported an increase in underlying revenues. Mercer's revenue growth accelerated in the first quarter, as we continued to make investments for the future. Kroll's results were mixed as revenue growth slowed and margins weakened, but I remain confident of a good year. Putnam continues to execute its strategy, as it was helped by strong market performance. Overall, MMC's bottom-line performance continues to improve."

Risk and Insurance Services

Risk and insurance services operating income increased markedly in the quarter as savings from the 2005 restructuring program were realized. Revenues declined 7 percent to $1.5 billion, or 2 percent on an underlying basis, in the first quarter.

Marsh's revenues declined to $1.1 billion, or 2 percent on an underlying basis, largely due to resigning from unprofitable accounts. Client retention improved substantially, as was also seen in the fourth quarter of 2005. In the United States, new business increased to its highest level since the beginning of last year. Marsh achieved these results in an insurance marketplace that had continued declines in commercial insurance pricing, particularly in Europe.

Guy Carpenter's first quarter revenues were $281 million, an increase of 2 percent on an underlying basis. Carpenter achieved double-digit growth in new business compared with last year. Higher risk retention by clients offset the effect of the meaningful increase in U.S. property catastrophe premium rates in the first quarter.

Risk Capital Holdings' revenues of $46 million reflected unrealized mark-to-market gains on private equity investments. In the first quarter of 2005, revenues were $63 million.

Risk Consulting and Technology

Kroll increased revenues 4 percent to $243 million in the first quarter, or 6 percent on an underlying basis. Significant pricing pressures in the marketplace adversely affected Kroll's electronic discovery business, reducing both its revenues and profitability. Kroll's corporate advisory and restructuring business produced double-digit revenue growth, with particularly good performance in Europe. Background screening also reported double-digit revenue growth, with continued favorable domestic trends benefiting from higher unit volume.

Consulting

Mercer's total revenues increased 8 percent to $1 billion in the first quarter, or 10 percent on an underlying basis. Mercer Human Resource Consulting reported $739 million in revenues in the quarter, an increase of 6 percent, or 8 percent on an underlying basis, with double-digit growth in retirement, its largest business, and human capital. Specialty consulting continued to produce excellent results, with revenues increasing 14 percent to $262 million, or 17 percent on an underlying basis. This performance reflects strong revenue growth in Mercer Management Consulting's strategy and operations business and Mercer Oliver Wyman's financial services and risk management consulting business.

Investment Management

Putnam's revenues declined 13 percent to $345 million in the first quarter. Average assets under management were $190 billion, compared with $204 billion in the first quarter of 2005. Ending assets on March 31, 2006 were $189 billion, unchanged from year-end 2005, comprising $126 billion of mutual fund assets and $63 billion of institutional assets. Putnam reduced expenses in the quarter.

Other Items

Since the first quarter of 2005, MMC's financial position has improved substantially, as net debt has been reduced by over $500 million and the company's overall liquidity has strengthened. MMC's net debt position (total debt less cash and cash equivalents) was $3.84 billion at the end of the 2006 first quarter, compared with $4.36 billion at the end of the 2005 first quarter.

MMC's effective tax rate for the quarter was lower than the 35 percent effective tax rate on ongoing operations due to the favorable resolution of tax issues in certain jurisdictions. In addition, a benefit in excess of 35 percent was recognized for restructuring and other charges recorded in the period.

Conference Call

A conference call to discuss first quarter 2006 results will be held today at 10:00 a.m. Eastern Time. To participate in the teleconference, please dial (866) 564-7444 or (719) 234-0008 (international). The access code for both numbers is 3141019. The audio webcast (which will be listen-only) may be accessed at www.mmc.com. A replay of the webcast will be available beginning approximately two hours after the event at the same web address.

MMC is a global professional services firm with annual revenues of approximately $12 billion. It is the parent company of Marsh, the world's leading risk and insurance services firm; Guy Carpenter, the world's leading risk and reinsurance specialist; Kroll, the world's leading risk consulting company; Mercer, a major global provider of human resource and specialty consulting services; and Putnam Investments, one of the largest investment management companies in the United States. Approximately 55,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.

This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which use words like "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "should" and similar terms, express management's current views concerning future events or results. For example, we may use forward-looking statements when addressing topics such as: future actions by our management or regulators; the outcome of contingencies; changes in our business strategy; changes in our business practices and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC's revenues; our cost structure; the impact of acquisitions and dispositions; and MMC's cash flow and liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•

the economic and reputational impact of: litigation and regulatory proceedings brought by federal and state regulators and law enforcement authorities concerning our insurance and reinsurance brokerage and investment management operations (including the complaints relating to market service agreements and other matters filed by, respectively, the New York Attorney Generals office in October 2004, the Connecticut Attorney General's office in January 2005 and the Florida Attorney General's office and Department of Financial Services in March 2006, and proceedings relating to market-timing matters at Putnam); and class actions, derivative actions and individual suits filed by policyholders and shareholders in connection with the foregoing;

•	the extent to which we are able to replace the revenues we previously derived from contingent commissions, which we eliminated in late 2004;
•	our ability to retain existing clients and attract new business, particularly in our risk and insurance services segment, and our ability to continue employment of key revenue producers and managers;
•	period-to-period revenue fluctuations relating to the net effect of new and lost business production and the timing of policy inception dates;
•

the impact on our commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance products, including the degree and timing of the impact of 2005 hurricanes on reinsurance premium rates;

•

the actual and relative investment performance of Putnam's mutual funds and institutional and other advisory accounts, and the extent to which Putnam reverses its recent net redemption experience, increases assets under management and maintains management and administrative fees at historical levels;

•	our ability to implement our restructuring initiatives and otherwise reduce expenses;
•	the impact of competition, including with respect to pricing and the emergence of new competitors;
•	the impact of increasing focus by regulators, clients and others on potential conflicts of interest, particularly in connection with the provision of consulting and investment advisory services;
•	changes in the value of MMC’s investments in individual companies and investment funds;
•	our ability to make strategic acquisitions and to integrate, and realize expected synergies, savings or strategic benefits from, acquired businesses;
•	our exposure to potential liabilities arising from errors and omissions claims against us;
•

our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the potential impact of rating agency actions on our cost of financing or ability to borrow;

•	the impact on our operating results of foreign exchange fluctuations; and
•	changes in the tax or accounting treatment of our operations, and the impact of other legislation and regulation in the jurisdictions in which we operate.

MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC's filings with the Securities and Exchange Commission.

MMC and its operating companies use their websites to convey meaningful information about their businesses, including the anticipated release of quarterly financial results and the posting of updates of assets under management at Putnam. Monthly updates of total assets under management at Putnam will be posted to the MMC website the first business day following the end of each month. Putnam posts mutual fund and performance data to its website regularly. Assets for most Putnam retail mutual funds are posted approximately two weeks after each month-end. Mutual fund net asset value (NAV) is posted daily. Historical performance and Lipper rankings are also provided. Investors can link to MMC and its operating company websites through www.mmc.com.

Marsh & McLennan Companies, Inc. Consolidated Statements of Income (In millions, except per share figures) (Unaudited)

	Three Months Ended March 31,

	2006	2005

Revenue:
Service Revenue	$ 2,969	$ 3,013
Investment Income (Loss)	56	57

Total Revenue	3,025	3,070

Expense:
Compensation and Benefits	1,749	1,857
Other Operating Expenses	878	952

Total Expense	2,627	2,809

Operating Income	398	261
Interest Income	16	9
Interest Expense	(78)	(69)

Income Before Income Taxes and Minority Interest Expense	336	201
Income Taxes	96	70
Minority Interest Expense, Net of Tax	2	2

Income From Continuing Operations	238	129
Discontinued Operations, Net of Tax	178	5

Net Income	$ 416	$ 134

Basic Income Per Share - Continuing Operations	$ 0.44	$ 0.24

Net Income	$ 0.76	$ 0.25

Diluted Income Per Share - Continuing Operations	$ 0.43	$ 0.24

Net Income	$ 0.75	$ 0.25

Average Number of Shares Outstanding - Basic	547	531

Diluted	555	536

Marsh & McLennan Companies, Inc. Supplemental Information - Revenue Analysis Three Months Ended (Millions) (Unaudited)

				Components of Revenue Change
	Three Months Ended March 31,		%Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2006	2005	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Insurance Services	$ 1,146	$1,232	(7)%	(3)%	(2)%	(2)%
Reinsurance Services	281	282	--	(2)%	--	2%
Risk Capital Holdings	46	63	(27)%	--	(9)%	(18)%

Total Risk and Insurance Services	1,473	1,577	(7)%	(3)%	(2)%	(2)%

Risk Consulting & Technology	243	233	4%	(2)%	--	6%

Consulting
Human Resource Consulting	739	695	6%	(3)%	1%	8%
Specialty Consulting	262	229	14%	(3)%	--	17%

Total Consulting	1,001	924	8%	(3)%	1%	10%

Investment Management	345	398	(13)%	--	--	(13)%

Total Operating Segments	3,062	3,132	(2)%	(2)%	(1)%	1%
Corporate Eliminations	(37)	(62)

Total Revenue	$ 3,025	$ 3,070	(1)%	(2)%	(1)%	2%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Interest income on fiduciary funds amounted to $41 and $35 million for the three months ended March 31, 2006 and 2005, respectively.

Revenue includes investment income (loss) of $50 and $56 million for Risk and Insurance Services and $1 and $0 million for Consulting, and $5 and $1 million for Investment Management for the three months ended March 31, 2006 and 2005, respectively.

Risk Capital Holdings owns MMC's investments in insurance and financial services firms such as Ace Ltd., XL Capital Ltd. and Axis Capital Holdings Ltd. as well as the Trident Funds.

Marsh & McLennan Companies, Inc. Supplemental Information - Continuing Operations (Millions) (Unaudited)
	Risk & Insurance Services	Risk Consulting & Technology	Consulting	Investment Management	Corporate & Eliminations	Total

Three Months Ended March 31, 2006

Revenue	$ 1,473	$ 243	$ 1,001	$ 345	$ (37)	$ 3,025
Operating Income (Loss)	268	21	113	64	(68)	398
Operating Margin	18.2%	8.6%	11.3%	18.6%	—	13.2%
Pretax Margin						11.1%
Effective Tax Rate						28.6%
Shares Outstanding at End of Period						549
Potential Minority Interest						$ 2
Three Months Ended March 31, 2005

Revenue	$ 1,577	$ 233	$ 924	$ 398	$ (62)	$ 3,070
Operating Income (Loss)	137	37	110	50	(73)	261
Operating Margin	8.7%	15.9%	11.9%	12.6%	—	8.5%
Pretax Margin						6.5%
Effective Tax Rate						34.8%
Shares Outstanding at End of Period						530
Potential Minority Interest						$ -

Significant Items Impacting the Comparability of Financial Results:
The schedules below identify, for the three months ended March 31, 2006 and 2005, stock option expense and expenses attributable to certain noteworthy items.

Stock Option Expense. The year-over-year comparability of MMC's first quarter financial results is impacted by MMC's adoption, effective July 1, 2005, of SFAS 123 (R) ("Share Based Payment"). Beginning in the third quarter of 2005, MMC has recognized costs, primarily related to stock options, which it did not recognize in prior periods.

Noteworthy Items. The year-over-year comparability of MMC's first quarter financial results is impacted by a number of noteworthy items, which relate primarily to the effect of legal and regulatory proceedings involving MMC and certain of its subsidiaries. Noteworthy items include settlement and legal costs attributable to these proceedings, which include the civil complaint filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, proceedings arising from market-timing and other issues at Putnam, and associated shareholder and policyholder litigation.

In response to the changed business environment experienced since late 2004, MMC has made significant changes to its business model, including the restructuring of certain operations. Noteworthy items include the costs associated with this restructuring and, in 2005, employee retention awards. Corporate expenses in 2006 include a restructuring charge related to future rent on non-cancellable leases in MMC's headquarters building in New York and in 2005 include restructuring charges related to the consolidation of office space in London. In 2005, regulatory costs in Risk and Insurance Services include professional services provided by other MMC companies and the inter-company amounts are eliminated in Corporate. In addition, 2005 expenses include Putnam's estimate of costs to address the calculation of certain amounts paid by the Putnam mutual funds in previous years.

	Risk & Insurance Services	Risk Consulting & Technology	Consulting	Investment Management	Corporate & Eliminations	Total

Three Months Ended March 31, 2006

Stock Option Expense	$ 18	$ 1	$ 13	$ 5	$ 3	$ 40
Restructuring Charges	19	-	-	-	26	45
Settlement, Legal and Regulatory	10	-	-	3	-	13
Accelerated Leasehold Amortization	5	-	-	-	-	5

Total Impact in 2006	52	1	13	8	29	103

Three Months Ended March 31, 2005

Restructuring Charges	$ 96	$ -	$ -	$ -	$ 49	$ 145
Settlement, Legal and Regulatory	43	-	-	-	(17)	26
Estimated Mutual Fund Reimbursement	-	-	-	30	-	30
Employee Retention Awards	15	-	10	-	-	25
Other	3	-	-	-	(3)	-

Total Impact in 2005	157	-	10	30	29	226

Marsh & McLennan Companies, Inc. Supplemental Information - Putnam Assets Under Management (Billions) (Unaudited)
	March 31, 2006	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	March 31, 2005

Mutual Funds:
Growth Equity	$ 31	$ 31	$ 32	$ 33	$ 34
Value Equity	37	37	38	39	40
Blend Equity	27	26	26	26	26
Fixed Income	31	32	33	34	35

Total Mutual Fund Assets	126	126	129	132	135

Institutional:
Equity	34	34	33	33	35
Fixed Income	29	29	30	30	29

Total Institutional Assets	63	63	63	63	64

Total Ending Assets	$ 189	$ 189	$ 192	$ 195	$ 199

Assets from Non-US Investors	$ 32	$ 32	$ 33	$ 34	$ 35

Average Assets Under Management:
Quarter-to-Date	$ 190	$ 188	$ 195	$ 196	$ 204

Year-to-Date	$ 190	$ 196	$ 198	$ 200	$ 204

Net Redemptions including
Dividends Reinvested:
Quarter-to-Date	$ (6.6)	$ (6.4)	$ (8.5)	$ (7.1)	$ (9.7)

Year-to-Date	$ (6.6)	$ (31.7)	$ (25.3)	$ (16.8)	$ (9.7)

Impact of Market/Performance on Ending
Assets Under Management	$ 7.0	$ 2.8	$ 5.6	$ 3.1	$ (4.3)

Categories of mutual fund assets reflect style designations aligned with Putnam's various prospectuses. All quarter-end assets conform with the current investment mandate for each product.

Marsh & McLennan Companies, Inc. Consolidated Balance Sheets (Millions) (Unaudited)
	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,575	$2,020
Net receivables	2,841	2,730
Assets of discontinued operations	118	153
Other current assets	349	359

Total current assets	4,883	5,262
Goodwill and intangible assets	7,767	7,773
Fixed assets, net	1,151	1,178
Long-term investments	290	277
Prepaid pension	1,597	1,596
Other assets	1,834	1,806

TOTAL ASSETS	$17,522	$17,892

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$879	$498
Accounts payable and accrued liabilities	1,600	1,733
Regulatory settlements - current portion	323	333
Accrued compensation and employee benefits	766	1,413
Liabilities of discontinued operations	171	89
Accrued income taxes	177	192
Dividends payable	94	93

Total current liabilities	4,010	4,351
Fiduciary liabilities	4,070	3,795
Less - cash and investments held in
a fiduciary capacity	(4,070)	(3,795)

	-	-
Long-term debt	4,534	5,044
Regulatory settlements	348	348
Pension, postretirement and postemployment benefits	1,208	1,180
Other liabilities	1,683	1,609

Total stockholders' equity	5,739	5,360

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,522	$17,892